Exhibit (a)(xxxvii)

DWS VALUE SERIES, INC.

CERTIFICATE OF CORRECTION

DWS VALUE SERIES, INC., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the “SDAT”) that:

FIRST:     The title of the document being corrected by this Certificate of Correction is the Articles Supplementary of the Corporation that was filed with and accepted for record by the SDAT on November 30, 2010 (the “Articles Supplementary”).

SECOND:   The name of the sole party to the Articles Supplementary is DWS Value Series, Inc.

THIRD:   The Articles Supplementary were filed for record with the SDAT on November 30, 2010.

FOURTH:   As previously filed, Article SECOND (b) of the Articles Supplementary stated that 1,200,000,000 shares had been designated and classified as the DWS Large Cap Value Fund series, and that 375,000,000 shares had been designated and classified as the DWS Dreman Mid Cap Value Fund series.

FIFTH:    Article SECOND (b) of the Articles Supplementary is hereby corrected to state that 1,300,000,000 shares have been designated and classified as the DWS Large Cap Value Fund series, and that 475,000,000 shares have been designated and classified as the DWS Dreman Mid Cap Value Fund series.

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IN WITNESS WHEREOF, DWS Value Series, Inc. has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 23rd day of February, 2011; and its Vice President acknowledges that this Certificate of Correction is the act of DWS Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DWS VALUE SERIES, INC.

/s/Rita Rubin                                                                         By: /s/John Millette (SEAL)
Name: Rita Rubin	Name: John Millette
Title: Assistant Secretary	Title:	Vice President